Exhibit 10.1

Amendment No. 9
to CRS Marketing, Services and Development Agreement

This Amendment No. 9 to the CRS Marketing, Services and Development Agreement (the “Amendment”) is entered into as of the 11th day of March, 2004 (the “Amendment Effective Date”), by and between Expedia, Inc. (“EI”), a Washington corporation with its principal office at 13810 SE Eastgate Way, Suite 400, Bellevue, Washington  98005, and Worldspan, L.P., a Delaware limited partnership (“Worldspan”), with its principal office at 300 Galleria Parkway, N.W., Atlanta, Georgia  30339.

Recitals

Microsoft Corporation (“Microsoft”) and Worldspan entered into that certain CRS Marketing, Services and Development Agreement dated December 15, 1995, as amended by the parties pursuant to that certain Amendment No. 1 dated January 1, 1997, Amendment No. 2 dated July 1, 1998, Amendment No. 3 dated April 1, 1999, Amendment No. 4 dated July 1, 2001, Amendment No. 5 dated October 22, 2001, Amendment No. 6 dated January 1, 2002, Amendment No. 7 dated October 8, 2003 and Amendment No. 8 dated November 1, 2003 (collectively, the “Agreement”).

Microsoft’s rights and obligations under the Agreement have been assigned to and assumed by EI, which is the successor in interest to Microsoft for all purposes relating to the Agreement.

EI and Worldspan now desire to modify the Agreement as set forth herein.

Now, Therefore, in consideration of the above recitals, the mutual undertakings of the parties as contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.             Effective March 31, 2004, EI’s rights and obligations under the Agreement shall be assigned to IAC Global, LLC, (“IAC”) a Nevada limited liability company.  Notwithstanding the foregoing, EI hereby (i) guarantees to Worldspan the performance by IAC of IAC’s obligations under the Agreement, (ii) agrees that its guarantee is continuing and will extend to future amendments and modifications of the Agreement and future supplemental or related agreements between IAC and Worldspan, (iii) acknowledges and agrees that its liability hereunder shall not be affected by any insolvency or bankruptcy of IAC or by any extension of time or forbearance granted to IAC by Worldspan, and (iv) agrees that any notice given to IAC in connection with the Agreement will constitute notice to EI for purposes of this guaranty.  This guaranty is an independent obligation of EI and may be enforced against EI with or without the joinder of IAC.  IAC hereby agrees to comply with and be bound by the Agreement to the same extent as EI.

2.             Paragraph A of Schedule 11.1, attached as Appendix 1 to Amendment No. 4 of the Agreement and as amended by Amendment No. 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“A.  Air Segment Revenue Share

For Air Segments booked by EI users on and after January 1, 2004, Worldspan shall pay EI a Revenue Share for Net Domestic Air Segments, Net International Air Segments, and Net Opt-in International Air Segments based in accordance with the following:

Type of Net Segment	Revenue Share
Net Domestic Air Segment	[**]
Net International Air Segment	[**]
Net Opt-In International Air Segment	[**]

By way of example, pursuant to Section 11.1.B(i) of the Agreement, within thirty (30) days from the last day of February 2004, Worldspan shall pay EI [**] of the [**] for Net Domestic Air Segments generated by EI users in January 2004 and shall provide a statement showing the calculation of the Revenue Share for January 2004.

In the event Worldspan announces an increase in the rate for determining Airline Fees payable to Worldspan by Participating Airlines for [**] above the rate in effect as of [**], then the Revenue Share for [**] shall be increased [**]. In the event Worldspan announces a decrease in the rate for determining Airline Fees payable to Worldspan by Participating Airlines for [**], then the parties will renegotiate the Revenue Share payable to EI for [**]. If the parties are unable to agree on a new Revenue Share for [**] within [**] days of the commencement of such negotiations, then at any time until the parties are able to agree upon such new Revenue Share, either party may terminate this Agreement by providing the other party with [**] days prior written notice thereof. However, the then current Revenue Share will continue to apply until the parties agree upon a new Revenue Share or this Agreement is terminated.

On a timely basis as contemplated by the Agreement, Worldspan shall pay the Revenue Share as calculated under the Agreement prior to this Amendment (the “Old Calculation”) for [**] during the period from [**] and (b) the Revenue Share as calculated under this Amendment (the “New Calculation”) [**].  In addition, for [**] during the period from [**], Worldspan shall pay the difference between the New Calculation and the Old Calculation in one payment on [**].

3.             For Air Segments booked by Expedia users on and after January 1, 2004, Paragraph F of Schedule 11.1 attached as Appendix 1 to Amendment No. 4 of the Agreement, as amended, is further amended by adding the following new definitions:

“Opt-In Carrier” means [**] and any other air carrier designated in writing by Worldspan and EI.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

“[**]” means the Airline Fees received by Worldspan from Opt-In Carriers for Net Opt-In International Air Segments made by EI users over the [**].  By way of example, the [**] for [**] is the Airline Fees received by Worldspan for Opt-In Carriers for [**] made by Expedia users in [**].

“Net Opt-In International Air Segments” means any Air Segment booked on an Opt-In Carrier from a point of sale designated by Worldspan as outside of [**] less the number of International Air Segments booked on an Opt-In Carrier cancelled during that period, as determined by the WORLDSPAN System.

4.             For Air Segments booked by EI users on or after January 1, 2004, the definitions of “Expedia”, “International Air Segment” and “Net Average Yield” as set forth in Paragraph F of Schedule 11.1 attached as Appendix 1 to Amendment No. 4 as added by Amendment No. 5 are hereby deleted in their entirety and replaced with the following:

“Expedia” means the software code, informational databases, products, and other components that make up the service which is marketed for use by Expedia users, to enable Expedia users to shop for, reserve, book and pay for certain travel services (including, at a minimum, air travel, hotel accommodations, and car rentals) via a personal computer, telephone or other interactive device.  EI and its affiliates currently or in the future may offer such services on the Internet and through other distribution channels under the names “Expedia”, “WWTE” or such other private label names as EI and its affiliates in their sole discretion may choose.  Such names may change from time to time and the term “Expedia” as used herein shall be deemed to refer to all future versions of the above described services, regardless of the name under which they are offered from time to time, and includes without limitation any and all additional, follow-on, successor or replacement versions of such services.

“International Air Segment” means any Air Segment booked from a point of sale designated by Worldspan as outside of [**] other than Air Segments generated by Expedia users on Opt-In Carriers.

“[**]” means the Airline Fees received by Worldspan from Participating Airlines for Net Domestic Air Segments made by Expedia users over the calendar month.  By way of example, the [**] for January 2004 is the Airline Fees received by Worldspan from Participating Airlines for Net Domestic Air Segments made by EI users in January 2004.

5.             Confidentiality

This Amendment shall be considered Confidential Information according to the Agreement.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

6.             Continuation of Agreement

Except as provided in this Amendment, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized undersigned representatives as of the date first above written.

Expedia, Inc.		Worldspan, L.P.

By:	/s/ Barney Harford	By:	/s/ Ninan Chacko

Print Name:	Barney Harford	Print Name:	Ninan Chacko

Title:	SVP-Air, Car and Private Label	Title:	SVP- e-Commerce and Product Planning

IAC Global, LLC
By: IACT US Inc., its sole member

By:	/s/ Barney Harford

Title:	Barney Harford

Title:	SVP-Air, Car and Private Label